                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )


Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                          Frisch's Restaurants, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.
[ ]  $500 per each party to the controversy pursuant to Exchange Act
Rule 14a-6(i)(3).
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     5) Total fee paid:

        ------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------

     2) Form, Schedule or Regisration Statement No:

        ------------------------------------------------------------------------

     3) Filing Party:

        ------------------------------------------------------------------------

     4) Date Filed:

        ------------------------------------------------------------------------

                            AMENDED PRELIMINARY COPY

                           FRISCH'S RESTAURANTS, INC.

                            NOTICE OF ANNUAL MEETING

TO  THE  SHAREHOLDERS:

        The annual meeting of the shareholders of Frisch's Restaurants, Inc., an Ohio corporation, will be held at the QUALITY HOTEL RIVERVIEW, 668 W. FIFTH STREET, COVINGTON, KY. 41011 on Monday, October 7, 1996, at 10 o'clock in the morning, Eastern Daylight Savings Time, for the following purposes:

           1.   To elect four Directors to hold office for terms of two years;

           2. To ratify and approve the appointment of Grant Thornton LLP as independent auditors;


           3. To vote on a shareholder proposal to amend the Company's Code of Regulations to eliminate the classified Board of Directors;

           4 To vote on a shareholder proposal to amend the Company's Code of Regulations to require that a majority of the Directors and each committee of Directors be composed of nonmanagement Directors;

           5. To transact such other business as may properly come before the meeting or any adjournments thereof.


        Shareholders of record at the close of business on August 9, 1996 are entitled to vote at the annual meeting and any adjournment or postponement thereof.


                                                               ALFRED M. COHEN
                                                                     Secretary

Cincinnati, Ohio
September  , 1996

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                 PROXY STATEMENT

                           FRISCH'S RESTAURANTS, INC.
                               2800 GILBERT AVENUE
                             CINCINNATI, OHIO 45206

        This Proxy Statement and the enclosed form of Proxy will first be sent to shareholders on or about September , 1996.


        The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The shares represented by each valid Proxy received in time will be voted at the meeting as specified. If no specification is made, the shares represented by a duly executed Proxy will be voted (i) for the election as Directors of each of the nominees listed thereon (or if cumulative voting is in effect, the votes conferred by such shares will be distributed among such nominees at the discretion of the holders of the Proxy), (ii) for the proposal to ratify and approve the auditors, (iii) against the shareholder proposal to amend the Code of Regulations to eliminate the classified Board of Directors,
(iv) against the shareholder proposal to amend the Code of Regulations to require that a majority of Directors and each committee of Directors be composed of nonmanagement Directors, and (v) at the discretion of the holders of the Proxy on any other matter that may come before the meeting. The Proxy may be revoked by a subsequently dated proxy card Proxy that is duly executed and delivered, by written notice to the President of the Company or by voting in person at the annual meeting.


        Holders of record of shares of Common Stock at the close of business on August 9, 1996 are entitled to notice of and to vote at the annual meeting and any adjournment thereof. The Company then had outstanding voting securities consisting of 6,882,609 shares of Common Stock, the record holders of which are entitled to one (1) vote per share on each matter submitted to a vote at the annual meeting and the right to vote cumulatively in the election of Directors under the circumstances described herein.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth information, as of August 9, 1996 (unless a different date is specified in the notes to the table), with respect to each person (other than a Director or executive officer of the Company) known by the Board of Directors of the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock.


Name and Address of                              Amount              Percent
Beneficial Owner                           Beneficially Owned       of Class

Trust under the will of                         732,628                10.6%
David Frisch, Deceased. (1)
2800 Gilbert Avenue
Cincinnati, OH 45206

William D. Witter, Inc.                         626,630 (2)            9.5%
153 East 53rd Street
New York, NY 10022

Dimensional Fund Advisors, Inc.                 395,488 (3)            5.8%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401


Jerry L. Ruyan, 8730 Red Fox Lane,              474,854 (4)            6.9%
Cincinnati, OH 45243, and Barry S.
Nussbaum, 2775 Via La Valle,
Suite 205, Del Mar, CA  92014


(1) The co-trustees of the Trust are Jack C. Maier, Craig F. Maier, and Karen F. Maier.

(2) The information given is as of February 2, 1996, as reported in an amended Schedule 13G filed with the Securities and Exchange Commission.

(3) The information given is as of February 7, 1996, as reported in an amended Schedule 13G filed with the Securities and Exchange Commission.

(4) The information given is as of August 6, 1996, as reported in an amended Schedule 13D filed with the Securities and Exchange
      Commission, in which each of the individuals indicates that he is acting together with the other as a group.

                        SECURITY OWNERSHIP OF MANAGEMENT

           The following table sets forth information, as of August 9, 1996, with respect to the number of shares of Common Stock beneficially owned by (i) each current Director, including each nominee for election as a Director, of the Company,(ii) each executive officer of the Company named in the Summary Compensation Table, and (iii) all Directors and executive officers of the Company as a group.


                                            Amount                Percent
             Name                     Beneficially Owned         of Class

Jack C. Maier                              1,697,838 (1)(2)         24.4%
Alfred M. Cohen                                  986                  *
Marvin G. Fields                              23,412 (4)              *
Daniel W. Geeding                              1,017                  *
Blanche F. Maier                             669,613 (2)(3)         9.7%
Craig F. Maier                               951,952 (2)(5)        13.6%
William A. Mauch                               2,155                  *
Louis J. Ullman                               18,382 (6)              *

All Directors and executive
officers as a group (10 persons)          1,981,155                27.9%

*  Less than 1% of class

(1) Includes 214,611 shares over which Mr. Maier holds sole voting and investment power as trustee under agreement with Annette Frisch and 82,110 shares which he has the right to acquire pursuant to the exercise of employee stock options. The amount shown also includes 732,628 shares over which Mr. Maier shares voting and investment power with Craig F. Maier and Karen F. Maier as co-trustees of Trust under the will of David Frisch, Deceased, 582,748 shares over which he shares such power with Blanche F. Maier, Mr. Maier's wife, each of whom is a general partner of the Jack C. Maier and Blanche F. Maier Limited Partnership, and 85,741 shares over which he shares such power with Blanche F. Maier as co-trustee under the will of Shirley Heinichen. See footnotes (3) and
        (5). Not included in this amount are 1,124 shares owned by Blanche F. Maier, as to which he disclaims beneficial ownership.

(2) Blanche F. Maier is the wife of Jack C. Maier. Craig F. Maier is the son of Jack C. Maier and Blanche F. Maier.

(3) Includes 1,124 shares over which Mrs. Maier holds sole voting and investment power, 582,748 shares over which she shares voting and investment power with Jack C. Maier as a general partner of the Jack C. Maier and Blanche F. Maier Limited Partnership, and 85,741 shares over which she shares such power with Jack C. Maier as co-trustee under the will of Shirley Heinichen.


(4) Includes 9,730 shares over which Mr. Fields has sole voting and investment power and 13,682 shares which he has the right to acquire pursuant to the exercise of employee stock options.

(5) Includes 121,349 shares over which Mr. Maier has sole voting and investment power and 97,975 shares which he has the right to acquire pursuant to the exercise of employee stock options. The amount shown also includes 732,628 shares over which he shares voting and investment power with Jack C. Maier and Karen F. Maier as co-trustees of Trust under the will of David Frisch, Deceased.

(6) Includes 4,700 shares over which Mr. Ullman has sole voting and investment power and 13,682 shares which he has the right to acquire pursuant to the exercise of employee stock options.



                        DIRECTORS AND EXECUTIVE OFFICERS

                                    DIRECTORS

        At the annual meeting four Directors are to be elected to serve until the annual meeting in 1998 and until their successors have been elected and qualified. In case any nominee is unable or declines to serve, it is intended that the enclosed Proxy will be voted for the balance of those named and for such other person, if any, as shall be designated by the Board of Directors to replace any such nominee. The Board of Directors has no knowledge or reason to believe that any nominee will be unable or unwilling to serve.

        The four nominees receiving the greatest number of votes will be elected as Directors. Under applicable provisions of Ohio law and the Company's Articles of Incorporation and Code of Regulations, Proxies that are marked "Withhold Authority" or on which a broker has indicated the absence of discretionary authority to vote the shares will be counted as present for the purpose of determining a quorum, but will not be voted in the election of Directors.


        In accordance with Ohio law, if notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company, not less than forty-eight (48) hours before the time fixed for holding the annual meeting, that cumulative voting for the election of Directors is desired and if an announcement of the giving of such notice is made upon convening of the meeting, each shareholder shall have the right to cumulate votes in voting for the Directors. When cumulative voting is in effect, the number of votes that each shareholder is entitled to cast for the election of Directors shall be equal to the number of shares of Common Stock held by the shareholder multiplied by the number of Directors to be elected. That number of votes then may be cast for one nominee or distributed among some or all of the nominees in any manner desired. The Company has received written notice on behalf of two shareholders requesting cumulative voting at the annual meeting. Accordingly, shareholders will be entitled to vote cumulatively for the election of Directors if an announcement to that effect is made by or on behalf of such shareholders at the meeting. If cumulative voting is in effect, voting will be by ballots distributed at the annual meeting.

        If cumulative voting is in effect, the Proxy confers the holders thereof discretionary authority to vote cumulatively the shares of Common Stock that are subject of the Proxy. The holders of the Proxy have not determined the order of priority in which cumulative votes would be cast among the nominees named below (the "Company Nominees"), reserving that judgment until the time of the meeting at which point the holders of the Proxy would establish a strategy based on the number of votes held. The holders of the Proxy reserve the right to change the priority of the Company Nominees once determined, depending upon the manner in which the holders of the Proxy believe other votes will be cast and such other factors as may be deemed appropriate in their discretion consistent with the goal of maximizing the number of Company Nominees elected to the Board of Directors.

        The Company has been advised by Jerry L. Ruyan and Barry S. Nussbaum, who refer to themselves as Wolverine Partners and who have reported that they jointly are the beneficial owners of approximately 6.9% of the Common Stock (see "Security Ownership of Certain Beneficial Owners"), that they intend at the annual meeting to nominate for election as Directors themselves and two other individuals. The holders of the Proxy do not intend to vote any shares for the election of any person who has not been nominated by the Company.

        The following Directors have been nominated for election at the 1996 annual meeting to serve until the annual meeting in 1998 and until their successors are elected and qualified. The Board of Directors recommends a vote FOR each the nominees listed below.



                                    Positions with the Company,
                                          Business Experience                     Director
          Name                          and Other Directorships                    Since

      Alfred M. Cohen      Secretary of the Company; Attorney,                      1968
         (age 67)          Partner of firm of Cohen, Todd, Kite & Stanford

      Jack C. Maier        Chairman of the Board of the Company                     1961
         (age 71)

      William A. Mauch     Director of the Company; Administrator of the            1992
         (age 75)          Cincinnati office of the law firm of
                           Thompson Hine & Flory P.L.L.

      Louis J. Ullman      Senior Vice President and Chief Financial Officer        1965
         (age 64)          of the Company

        The following Directors were elected at the 1995 annual meeting to serve until the annual meeting in 1997 and until their successors are elected and qualified:


                                              Positions with the Company,
                                                 Business Experience                          Director
                  Name                         and Other Directorships                         Since

            Marvin G. Fields     Senior Vice President and Chief Operations                     1975
               (age 61)          Officer of the Company

            Daniel W. Geeding    Director of the Company; Dean, College of Business             1992
               (age 54)          Administration, Xavier University;
                                 Director of Zaring Homes, Inc., Glenway Financial
                                 Corporation and Choicecare Corporation

            Blanche F. Maier     Director of the Company                                        1961
               (age 69)

            Craig F. Maier       President and Chief Executive                                  1984
               (age 46)          Officer of the Company

                                   COMMITTEES

        The Board of Directors of the Company held thirteen meetings during the fiscal year ended June 2, 1996. Each Director attended at least 75% of the meetings of the Board and the Committees of which he or she is a member that were held during the year. The Company pays Directors who are not employees a fee of $600 for each meeting of the Board attended. In addition, Messrs. Geeding and Mauch are each paid a fee of $12,000 annually, and are paid a fee of $600 for each Audit Committee meeting attended.

        The Board of Directors of the Company has an audit committee and a compensation committee, but has no nominating committee.

        The members of the Audit Committee are Daniel W. Geeding and William A. Mauch. During the fiscal year ended June 2, 1996, the committee held four meetings. The Audit Committee performs the following functions: review and assessment of internal audit, financial planning, internal control, reporting processes, public reporting of financial statements, recommendations to the Board of Directors for independent certified public accountants to audit the books of the Company for the fiscal year, evaluation of the performance and independence of the auditors, and review and approval of the scope of the audit and the audited financial statements.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee are Jack C. Maier, Craig F. Maier, and Louis J. Ullman. During the fiscal year ended June 2, 1996, the committee held one meeting. The Compensation Committee establishes policies of the Company with respect to the compensation of executive officers and determines such compensation with the exception of Craig F. Maier and Jack C. Maier (whose compensation is established by employment agreements approved by the Board).

        During the fiscal year ended June 2, 1996, a franchised restaurant owned by children of Jack C. Maier, an officer and Director of the Company, and Blanche F. Maier, a Director of the Company, made purchases from the Company's commissary totaling $456,590 and paid to the Company advertising fees of $44,115, employee leasing fees of $586,128, payroll and accounting fees of $22,023 and franchise fees of $66,173. Other members of Mr. and Mrs. Maier's family are the owners of a franchised restaurant which during such fiscal year made purchases from the Company's commissary totaling $663,266 and paid to the Company advertising fees of $65,346, employee leasing fees of $864,476, payroll and accounting fees of $25,455 and franchise fees of $98,019.

        During the fiscal year ended June 2, 1996, a franchised restaurant owned by Craig F. Maier, an officer and Director of the Company, made purchases from the Company's commissary totaling $287,874 and paid to the Company advertising fees of $28,049, employee leasing fees of $410,786, payroll and accounting fees of $20,769 and franchise fees of $42,074.

        The above described transactions were effected on terms no less favorable to the Company and no more favorable to the other parties thereto than would have been agreed upon in transactions with persons having no relationship with the Company.

                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

        In addition to the transactions described under the heading "Compensation Committee Interlocks and Insider Participation," Alfred M. Cohen, an officer and Director of the Company, is a partner of the law firm of Cohen, Todd, Kite & Stanford, general counsel to the Company.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act"), the Directors, certain of the Company's officers and persons owning more than 10% of the outstanding shares of its Common Stock are required to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission and the American Stock Exchange and to furnish copies of such reports to the Company. The Company is required to set forth in this Proxy Statement the number of late reports, transactions not reported and any known failure to file a report. Based solely on a review of the reports which were furnished to it and certain written representations of each reporting person, the Company believes that the aforesaid filing requirements were satisfied by the persons subject thereto.

                             EXECUTIVE COMPENSATION

        The following information is furnished with respect to each of the four most highly compensated executive officers of the Company, including the Chief Executive Officer, for the fiscal year ended June 2, 1996. These four individuals are the only executive officers whose combined salary and bonus for the fiscal year exceeded $100,000.


                           SUMMARY COMPENSATION TABLE

                                            Annual Compensation                                  Long-term
                                                                                 Other            Compen-                 All
                                                                                 Annual            sation                Other
                                                                                Compen-            Awards               Compen-
          Name and Title               Year        Salary          Bonus        sation            Options               sation
          --------------               ----        ------          -----        -------          --------               ------

Craig F. Maier                         1996       $138,534       $     0        $17,973(b)          0                  $1,986(c)
President and Chief                    1995        133,780             0         16,039(b)          0                   1,218(c)
Executive Officer                      1994        132,034             0         16,945(b)          0                   1,218(c)

Jack C. Maier                          1996        305,770             0           (a)              0
Chairman of the Board                  1995        428,095             0           (a)              0                  85,000(d)
                                       1994        422,507             0           (a)              0                  85,000(d)

Marvin G. Fields                       1996        173,851             0           (a)              0                   4,372(e)
Senior Vice President  and             1995        170,570             0           (a)              0                   4,384(e)
Chief Operations Officer               1994        170,188             0           (a)              0                   3,260(e)

Louis J. Ullman                        1996        150,953             0           (a)              0                   4,836(f)
Senior Vice President and              1995        148,105             0           (a)              0                   3,166(f)
Chief Financial Officer                1994        148,105         2,284           (a)              0                   2,461(f)

(a) In 1994, 1995, and 1996, the value of perquisites and other personal benefits received by each of Messrs. Maier, Fields, and Ullman did not exceed an amount equal to the lesser of $50,000 or ten percent of the sum of his salary and bonus for such year.

(b) Perquisites and other personal benefits received by Mr. Maier consisted of $5,315 in 1996, $4,476 in 1995, and $4,849 in 1994 as an
           auto allowance, $5,208 in 1996, $4,431 in 1995, and $5,589 in 1994 in
           premiums for medical reimbursement insurance paid by the Company, and $7,450 in 1996, $7,132 in 1995, and $6,507 in 1994 in premiums for supplemental long term disability insurance paid by the Company.

(c) Represents the premium paid by the Company on split dollar life insurance policies.


(d) Represents the premium paid by the Company on a life insurance policy which funds the retirement compensation provided for in Mr. Maier's employment agreement.

(e) Represents premiums paid by the Company on split dollar life insurance policies of $2,199 in 1996, $2,252 in 1995, and $2,112 in 1994, and Company matching contributions to the Frisch's Executive Savings Plan of $2,173 in 1996, $2,132 in 1995, and $1,148 in 1994.

(f) Represents premiums paid by the Company on split dollar life insurance policies of $3,326 in 1996 and $1,663 in each of 1995 and 1994, and Company matching contributions to the Frisch's Executive Savings Plan of $1,510 in 1996, $1,503 in 1995, and $798 in 1994.

        The 1993 Stock Option Plan was adopted by the Board of Directors and approved by the shareholders. Pursuant to the Plan, options for shares of the Common Stock of the Company are granted to officers and key management personnel, as determined by the Compensation Committee. Under the 1993 Plan, options with terms not in excess of ten years from the date of grant and stock appreciation rights may be granted until May 8, 2004. See "Employment Contracts and Changes-in-Control Arrangements." No options or stock appreciation rights were granted during the fiscal year ended June 2, 1996.

        The following table sets forth information regarding the exercise of stock options by each of the named executive officers during fiscal year ended June 2, 1996 and the value of all remaining options (all of which are exercisable) at June 2, 1996 (all such options were granted under the 1984 Stock Option Plan, the predecessor to the 1993 Stock Option Plan):

                           AGGREGATED OPTION EXERCISES
                               IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                                               Value of
                                                                                      Number of               unexercised
                                      Shares                                         unexercised             in-the-money
                                    acquired on               Net value               options at              options at
            Name                     exercise                 realized                  6/2/96                6/2/96 (1)
            ----                     --------                 --------                  ------                ----------


Craig F. Maier                           0                        -                     97,975                     0
Jack C. Maier                            0                        -                     82,110                     0
Marvin G. Fields                         0                        -                     13,682                     0
Louis J. Ullman                          0                        -                     13,682                     0

- ----------------------------------
(1) As of June 2, 1996, the exercise price of the listed options exceeded the market price of the Common Stock.


           DEFINED BENEFIT PENSION PLAN AND EXECUTIVE RETIREMENT PLAN

        The Pension Plan adopted by the Board of Directors, in which each of the executive officers of the Company participates, provides payments of annual benefits upon the retirement of employees covered by the Plan.

        Under the qualified Pension Plan, an individual's monthly Pension Plan benefit equals 51% of his or her average monthly compensation minus 50% of monthly Social Security benefits. The benefit of an individual who has less than 28 years of service with the Company is reduced by 1/28 for each year less than 28.

        Average monthly compensation is based upon the participant's five highest consecutive compensation periods. For years prior to 1982, the compensation period is the month of September. For years 1982 through 1991, the compensation period is the month of July. For years after 1991, the compensation period is the entire calendar year, therefore, the monthly compensation for the period is 1/12 of the annual compensation.

        Compensation that is taken into consideration for periods through 1991 consists of regular wages, excluding overtime, bonuses, commissions, special pay, severance pay and expense reimbursements, but including elective contributions to employee benefit plans. Compensation that is taken into consideration for periods after 1991 includes all compensation reported on the participant's W-2 and all elective contributions to a Section 125 or 401(k) plan.

        Amounts set aside under the Plan are computed on an actuarial basis using an aggregate funding method. No contribution was made to the Plan during the fiscal year ended June 2, 1996.

        Estimated annual retirement benefits under the Pension Plan, assuming retirement at age 65 for Messrs. Craig F. Maier, Marvin G. Fields, and Louis J. Ullman, would be, respectively, $69,000, $77,000, and $70,000. In 1995, Mr. Jack
C. Maier, in accordance with provisions of the Plan, received a lump sum distribution of future benefits to which he was entitled under the Plan.

        Under the Internal Revenue Code, there is an annual limitation on the amount of compensation of each employee that may be taken into account, which is currently set at $150,000. The annual limitation for some of the years prior to 1996 was substantially higher. The Company has adopted an unfunded Executive Retirement Plan which provides to qualified employees whose compensation exceeds the Internal Revenue Code limitation, a supplemental retirement benefit equal to the reduction in their benefits under the Pension Plan. Currently, Messrs. Craig
F. Maier, Marvin G. Fields and Louis J. Ullman are eligible, at their normal retirement ages, to receive supplemental annual benefits under the Executive Retirement Plan of $42,595, $4,459 and $1,832, respectively.

            EMPLOYMENT CONTRACTS AND CHANGES-IN-CONTROL ARRANGEMENTS

        Pursuant to an employment agreement between the Company and Jack C. Maier, effective May 29, 1995, which was approved by the Board of Directors, Mr. Maier is to be paid for the ensuing two fiscal years a base salary of $300,000 per year. In addition, the agreement provides that upon its expiration or upon Mr. Maier's retirement, disability or death, there shall be paid to Mr. Maier or to his survivors for each of the next ten years the sum of $214,050, adjusted annually to reflect 50% of the annual percentage change in the Consumer Price Index. Alternatively, the recipient may elect at any time to receive in a lump sum the present value of all remaining payments. The agreement also provides that upon cessation of employment, Mr. Maier will if not prevented by disability, provide consulting services to the Company, for which he shall be paid a fee of $100,000 per year.

        Pursuant to an employment agreement between the Company and Craig F. Maier, effective May 29, 1995, which was approved by the Board of Directors, Mr. Maier is to be paid for the ensuing five fiscal years a base salary of $135,920 per year adjusted annually to reflect 50% of the annual change in the Consumer Price Index. Further the agreement provides that upon Mr. Maier's disability, there shall be paid each year while he is alive for up to ten years a sum equal to 75% of his average compensation (including incentive compensation) over the three preceding calendar years (reduced by any disability benefits received under any disability income plan maintained by the Company), adjusted annually after the first year to reflect 75% of the annual percentage change in the Consumer Price Index. In addition, the agreement provides that Mr. Maier is to be paid for each of the five ensuing fiscal years incentive compensation equal to 3% of the Company's pre-tax consolidated earnings if in such year pre-tax consolidated earnings exceed 5% of total revenue of the Company (adjusted to exclude certain revenue not related to the Company's food service and lodging operations) after giving effect to such incentive compensation payment. 80% of incentive compensation is to be paid in cash and 20% in the Company's Common Stock. The agreement also provides that Mr. Maier will be granted stock options in any year in which incentive compensation is earned. The number of options awarded is calculated by dividing the dollar amount of Mr. Maier's incentive compensation by the average of the highest and the lowest price of the Company's Common Stock during the year for which the incentive compensation was earned and multiplying the result by two. The exercise price of the options shall be equal to the fair market value of the Common Stock on the date of grant. Options may not be exercised until six months after the date granted or such later time period as may be required by the Company's Stock Option Committee, which period may not exceed five years. The options will have a ten year term.

        The provisions of the agreement between the Company and Craig F. Maier with respect to compensation are identical to those in his previous agreement except that the number of stock options which can be earned has been doubled. The first year's base salary is the same as the last year of his previous agreement increased by 50% of the annual percentage change in the Consumer Price Index. The basis for the establishment of the base salary and incentive compensation under the previous agreement was data provided by an independent consultant that was derived from a survey of comparable restaurant companies and data obtained from the proxy statements of publicly held restaurant companies. The base salary was established in the bottom quartile of the base salaries paid by such companies. The incentive compensation formula was designed to tie performance to shareholder value by awarding no incentive compensation unless consolidated pre-tax earnings reach at least 5% of revenue and by permitting the aggregate of the base salary and incentive compensation to reach the top quartile of total compensation paid by the aforesaid companies if consolidated pre-tax earnings projections were achieved. The number of options to be awarded was doubled to increase the equity component of his compensation.

        The Company has entered into agreements with each of Craig F. Maier, Marvin G. Fields and Louis J. Ullman which provide that if there is a change in control of the Company that has not been approved by existing management, the Company shall either continue his employment for up to three years with compensation and perquisites equal to that which he would have received had there not been such a change or terminate his employment and make lump sum payments to him equal to the present value of such compensation and continue such perquisites until the end of the period for which his employment would have continued. The maximum aggregate lump sum payments which would be payable to each of them under these agreements if they were terminated on the date of mailing of this Proxy Statement, would be approximately $893,000, $546,000, and $479,000. The discount rate used for determining the amount of such payments was 2.6%, in accordance with provisions of the agreements.

                          COMPENSATION COMMITTEE REPORT

        The compensation of Jack C. Maier and Craig F. Maier for the fiscal year ended June 2, 1996 was determined in accordance with the terms of employment agreements approved by the Board of Directors in 1995. The Compensation Committee believes that these agreements are consistent with the Company's executive compensation policies.

        The compensation of all other executive officers for the fiscal year ended June 2, 1996 was determined by the Compensation Committee in accordance with salary merit increase guidelines and incentive compensation formulas established prior to the commencement of the fiscal year.

        The policies of the Compensation Committee with respect to the Company's executive officers are: (1) to pay salaries generally in the middle of the range of salaries paid to executives of comparable levels of responsibility by comparable restaurant companies; (2) to grant merit increases in salary, within the salary range, based primarily on job performance as measured by specific, pre-determined individual goals; and (3) to award bonuses based on how well individual goals are achieved and how well the Company performs.

        To determine the salaries of the Company's executive officers, the Company establishes a series of salary ranges which correspond to levels of executive responsibility. The basis for the establishment of the ranges is data provided by an independent consultant that is derived from an annual survey of approximately 60 comparable restaurant companies, including five of the six companies comprising the S&P Restaurants Index used for the Corporate Performance Graph. The Committee sets the Company's salary ranges to fall generally in the middle of the competitive ranges. Individual salaries are set within the applicable salary range and are reevaluated annually. Merit increases are granted within the salary range based on job performance as measured against one or more individual performance goals established annually for each executive.

        Under the Company's incentive compensation program, executive officers are entitled to earn annual bonuses of up to 22.5% of each officer's salary. Each individual executive officer's bonus is determined by a formula that takes into account (1) the extent to which individual performance goals established prior to the beginning of the fiscal year are met and (2) the Company's pre-tax consolidated earnings for the fiscal year, as a percentage of total revenue (adjusted to exclude certain revenue not related to the Company's food service and lodging operations). No incentive bonus is paid unless pre-tax consolidated earnings of the Company are at least 4% of revenues. In order to receive the maximum bonus, an executive must fully meet the individual performance goals and pre-tax consolidated earnings of the Company must equal or exceed 6% of revenues. Of the total bonus earned, 20% is paid in shares of the Company's Common Stock and the remainder is paid in cash. All shares received by the executive must be held for a period of two years. During fiscal 1996, no incentive compensation was paid because the pre-tax consolidated earnings test was not met.

                                                                  Jack C. Maier
                                                                  Craig F. Maier
                                                                Louis J. Ullman

                           CORPORATE PERFORMANCE GRAPH

        The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the Standard & Poor's Restaurants Index and the Standard & Poor's 500 Stock Index over the five year period ending May 31, 1996. The graph assumes an investment of $100 in the Company's Common Stock and in each index on May 31, 1991, and reinvestment of all dividends.


                           FRISCH'S RESTAURANTS, INC.
                   COMPARISON OF FIVE-YEAR TOTAL RETURN TO THE
                   S&P RESTAURANTS INDEX AND THE S&P 500 INDEX


                         1991     1992     1993      1994      1995      1996
FRS                      $100     $202     $179      $154      $104      $138
S&P RESTAURANTS INDEX    $100     $131     $141      $173      $206      $257
S&P 500 INDEX            $100     $110     $123      $128      $154      $197




                      RATIFICATION OF SELECTION OF AUDITORS

        The Board of Directors has unanimously selected the firm of Grant Thornton LLP as auditors to make an examination of the accounts of the Company for the fiscal year commencing June 3, 1996. This firm of independent certified public accountants has made the audits of the Company's accounts since 1952. Such selection of auditors is submitted to the shareholders for ratification. If the selection is not ratified, the Board of Directors will consider the selection of other auditors.

        Representatives of Grant Thornton LLP are expected to be present at the annual meeting of shareholders. They will be afforded an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from the shareholders.


        Ratification of the selection of auditors requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the annual meeting and entitled to vote thereat. Proxies that are marked "Abstain" will be counted as present and entitled to vote, and accordingly will have the effect of a vote against the proposal.

        The Board of Directors recommends a vote FOR the ratification of the auditors.

                     SHAREHOLDER PROPOSALS AND OTHER MATTERS


        The Company has been informed by Wolverine Partners that they intend to present the following proposals for consideration at the annual meeting. After careful consideration, the Board of Directors has concluded, for the reasons described below, that the proposals are not in the best interests of the Company or its shareholders and, accordingly, recommends that shareholders vote against each of the proposals.

ELIMINATION OF CLASSIFIED BOARD OF DIRECTORS

        As provided in the Company's Code of Regulations, the Board of Directors is divided into two classes, each consisting of not less than three Directors. The Directors of one of the two classes are elected annually to serve for terms of two years. Wolverine Partners have informed the Company that they will introduce a resolution at the annual meeting, the text of which is set forth in Appendix A, to amend the Code of Regulations to provide that all Directors be elected annually for one-year terms.

        The Board of Directors believes that the current structure of the Board enhances continuity and stability because it generally assures that at least one-half of the Directors at all times will have at least one year of prior experience and familiarity with the business and affairs of the Company. The Company is involved in a very competitive industry, where any misstep can have severe adverse consequences. The Board of Directors believes that continuity of Directors with knowledge of the Company's business is an important factor in contributing to the ability of the Company to maintain its market share in the face of stiff competition.

        The classified Board also enhances the ability of the Company to concentrate its efforts on longer-term projects and initiatives. The Company currently is in the process of implementing several programs designed to enhance shareholder value. By having a two-year term, each Director is able to focus on and oversee the implementation of the longer-term programs for the benefit of shareholders.

        Ohio law permits corporate directors serving on a classified board to have terms up to three years. In 1984 shareholders voted to adopt a classified Board with terms of two years. The Board of Directors believes that two-year terms strike an appropriate balance by providing for increased continuity and stability, while retaining the accountability afforded by the periodic election of Directors.

        For these reasons, the Board of Directors recommends a vote AGAINST the shareholder proposal to eliminate the classified Board of Directors.

BOARD OF DIRECTORS COMPOSITION

        Wolverine Partners have informed the Company that they intend to introduce a second resolution at the annual meeting, the text of which is set forth in Appendix B, to amend the Code of Regulations to require that a majority of the Directors and a majority of each committee of Directors be composed of persons who are not, and have not been within three years of the date of their selection, an officer or employee of the Company or a relative of any such person or a person having a material relationship with the Company as an advisor or consultant.


        As a general matter, the Board of Directors believes that rigid eligibility criteria for Directors are not in the best interests of the shareholders. More specifically, the Board is concerned that adoption of the shareholder proposal could limit the availability of knowledgeable and talented individuals to serve on the Board.

        The Company has benefited over the years from the skills and wisdom of those who have served as Directors. During this time, the Board of Directors has recognized, and continues to recognize, the importance of having independent Directors. In this regard, it has endeavored to establish a board with a composition that acknowledges several constituencies within the Company, including the nonmanagement shareholders. The existing Board of Directors consists of senior executives of the Company, outside counsel, and two members who are not employees of the Company. The Board of Directors believes that together these persons provide an effective combination of knowledge of the business and historical perspective.

        The Board of Directors also includes three members of the founding family, which holds a significant interest in the Company and plays an active role in the management. As shareholders, the members of the founding family have a common interest with the other shareholders in the long-term success of the Company.

        As current Directors retire, they will be succeeded by new Directors who can contribute to the Company's future success. The Board of Directors expects that in the future a greater percentage of the Directors will not be either family members or members of management.

        For these reasons, the Board of Directors recommends a vote AGAINST the shareholder proposal on Board composition.

        The adoption of an amendment to the Code of Regulations requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Proxies that are marked "Abstain" or on which a broker has indicated the absence of authority to vote the shares on a discretionary basis will have the effect of a vote against each of the shareholder proposals.

        The Board of Directors knows of no other matters which are likely to be brought before the meeting. If any matters not now known of come before the meeting, the holders of the Proxy will vote the shares represented by the Proxy on such matters in accordance with their judgment.

                              SHAREHOLDER PROPOSALS

        Proposals of shareholders intended to be presented at the 1997 annual meeting must be received at the Company's executive offices on or before April 23, 1997 in order to be considered for inclusion in the Proxy and Proxy Statement issued by the Board of Directors with respect to that meeting.

                              COST OF SOLICITATION

        The cost of preparing and mailing this Proxy Statement, the accompanying Notice of Annual Meeting and Proxy and any additional material relating to the meeting and the cost of soliciting Proxies will be borne by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodial nominees and fiduciaries to supply proxy material to the beneficial owners of the Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain officers and employees of the Company may solicit Proxies in person or by telephone, facsimile transmission or mail, for which they will not receive any special compensation. In addition, the Company has retained Georgeson & Co., Inc. to assist in the solicitation of Proxies for a fee of up to $25,000, plus expenses. The Company has agreed to indemnify and hold Georgeson harmless from any loss or claim arising out of the services it performs (except as may result from Georgeson's negligence or misconduct), including claims arising under the federal securities law.

        Although no precise estimate can be made at this time, the Company anticipates that the aggregate amount to be spent by the Company in connection with the solicitation of Proxies by the Company will be approximately $190,000, of which approximately $20,000 has been incurred to date. This amount includes the fees payable to Georgeson & Co., but excludes (i) the salaries and wages of officers, directors and employees of the Company, and (ii) the normal expenses of an uncontested election.

                        PARTICIPANTS IN THE SOLICITATION


        Under applicable regulations of the Securities and Exchange Commission, each of the Directors of the Company is deemed to be a participant ("Participant") in the Company's solicitation of proxies.

        The business address of each Participant, unless otherwise listed below, is 2800 Gilbert Avenue, Cincinnati, Ohio 45206. The business address of Alfred
M. Cohen is Cohen, Todd, Kite & Stanford, 525 Vine Street, Cincinnati, Ohio 45202. The business address of William A. Mauch is Thompson Hine & Flory P.L.L., 312 Walnut Street, Cincinnati, Ohio 45202. The business address of Daniel W. Geeding is Xavier University, College of Business Administration, 3800 Victory Parkway, Cincinnati, Ohio 45207.

        Information about the beneficial ownership of Common Stock by each Participant and their respective associates is set forth above under the headings "Security Ownership of Certain Beneficial Owners" and "Security Ownership of Management." Information concerning purchases and sales of Common Stock by each Participant is set forth in Appendix C. Except as disclosed in this Proxy Statement, to the knowledge of the Company, none of the Participants owns of record any securities of the Company that are not also beneficially owned by them.

        Except as set forth in this Proxy Statement, (i) no Participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any of the Company's securities; and (ii) neither any of the Participants nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transaction as to which the Company or any of its affiliates will or may be a party.

        The above Notice of Annual Meeting and this Proxy Statement are sent by order of the Board of Directors.

                                                                ALFRED M. COHEN
                                                                      Secretary

Dated September  , 1996

                                   APPENDIX A


        WHEREAS, Article II, Section 2 of the Code of Regulations of Frisch's currently provides as follows:

        The Board of Directors shall be elected at the annual meeting of the shareholders, or, if not then elected, or if such meeting be not held at the time fixed therefore, then at a special meeting held for the purpose of electing directors. The Board of Directors shall be divided into two classes consisting of not less than three directors each. Directors elected at the first election of the first class shall hold office for a term of one year. Directors elected at the first election of the second class shall hold office for a term of two years. In each instance, such Directors shall hold office until their successors are elected and qualified. Upon expiration of the terms of office of the Directors as set forth above, their successors shall be elected for a term of two years and until their successors are elected and qualified. The election of directors shall, if the number of persons nominated be greater than the number of directorships to be filled, be by ballot. At all election of directors the candidates receiving the greatest number of votes shall be elected. In the event that less than nine (9) be elected at any annual meeting of shareholders any vacancy or vacancies left open may be filled at any time by the Board.

        NOW, THEREFORE, BE IT RESOLVED, that Article II, Section 2 of the Code of Regulations of the Corporation be amended as follows:

        The Board of Directors shall be elected at the annual meeting of the shareholders, or, if not then elected, or if such meeting be not held at the time fixed therefore, then at a special meeting held for the purpose of electing directors. The election of directors shall, if the number of persons nominated be greater than the number of directorships to be filled, be by ballot. At all elections of directors the candidates receiving the greatest number of votes shall be elected. Directors shall be elected for a term of one year and until their successors are elected and qualified. In the event that less than nine (9) be elected at any annual meeting of shareholders any vacancy or vacancies left open may be filled at anytime by the Board.

                                   APPENDIX B

        RESOLVED, that Article II, Section 1 of the Code of Regulations of the Corporation be amended by adding a new sentence to read as follows: "A majority of the Directors and of each committee of the Directors of the Corporation shall be persons who are not, and have not been within three years of the date of their selection, an officer or employee of the Corporation or a relative of any such person or a person having a material relationship with the Corporation as an advisor or consultant.

                                   APPENDIX C


The following table sets forth information concerning each purchase and sale by a Participant of shares of the Company's Common Stock within the past two years.

                                                           Number of   Price per
        Name               Date       Purchase or sale      shares      share
        ----               ----       ----------------     ---------   ---------

Marvin G. Fields (1)      8/25/94         Purchase            62       $12.25
                          9/22/94         Purchase            60       $12.63
                         10/20/94         Purchase            64       $12.50
                         11/17/94         Purchase            70       $10.75
                         12/15/94         Purchase            74       $10.25
                          1/12/95         Purchase            85        $9.50
                          2/9/95          Purchase            79        $9.50
                          3/9/95          Purchase            82        $9.25
                          4/6/95          Purchase            84        $9.00
                          5/4/95          Purchase            92        $9.00
                          6/1/95          Purchase            82        $9.25
                          6/29/95         Purchase            82        $9.25
                          7/27/95         Purchase            89        $9.50
                          8/24/95         Purchase            83        $9.06
                          9/21/95         Purchase            80        $9.38
                         10/19/95         Purchase            84       $10.25
                         11/16/95         Purchase            77        $9.75
                         12/14/95         Purchase            78        $9.63
                          1/11/96         Purchase           108        $8.13
                          2/8/96          Purchase            94        $8.00
                          3/7/96          Purchase            91        $8.25
                          4/4/96          Purchase            86        $8.75
                          5/2/96          Purchase           110        $9.88
                          6/6/96          Purchase            66       $11.50
                          7/3/96          Purchase            66       $11.50
                          8/1/96          Purchase            64       $14.38



Daniel W. Geeding         11/2/94         Purchase           100      $12.63
                          4/26/95         Purchase           200       $9.06
                          8/11/95         Purchase           200       $9.94
                         10/17/95         Purchase           150      $10.13


William A. Mauch          4/13/95         Purchase           400       $8.63
                          4/18/95         Purchase           600       $8.63
                          7/18/96         Purchase           100      $13.88


Louis J. Ullman           1/18/95         Purchase           300       $9.25
                          1/19/95         Purchase           200       $9.25


(1) Mr. Fields' purchases are of "share equivalents" represented by interests in the Frisch's Executive Savings Plan, and do not represent purchases of actual shares of Common Stock. There are no voting rights associated with such instruments.

                                Preliminary Copy

PROXY                  FRISCH'S RESTAURANTS, INC.
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    Jack C. Maier and Louis J. Ullman, and each of them, are hereby appointed attorneys-in-fact for the undersigned, with the powers which the undersigned would possess if personally present, including the power of substitution, to vote all shares of Common Stock of the undersigned and, in their discretion, to cumulate votes in voting for the election of Directors, if cumulative voting is in effect, at the annual meeting of shareholders of Frisch's Restaurants, Inc. to be held at Quality Hotel Riverview, 668 W. Fifth Street, Covington, Kentucky 41011 at 10:00 A.M. on the 7th day of October, 1996, and at any adjournments or postponements thereof, as hereinafter specified and upon such other business as shall come before the meeting. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW (OR IF CUMULATIVE VOTING IS IN EFFECT, THE TOTAL NUMBER OF VOTES WILL BE DISTRIBUTED AMONG THE NOMINEES IN THE DISCRETION OF THE ATTORNEYS-IN-FACT), IN FAVOR OF THE PROPOSAL TO APPROVE THE APPOINTMENT OF THE AUDITORS AND AGAINST EACH SHAREHOLDER PROPOSAL TO AMEND THE CODE OF REGULATIONS. AS TO ANY OTHER MATTER THAT PROPERLY MAY COME BEFORE THE ANNUAL MEETING OR AS TO ANY SUBSTITUTE FOR A NOMINEE FOR ELECTION AS A DIRECTOR WHO BECOMES INELIGIBLE TO SERVE SAID ATTORNEYS-IN-FACT ARE EMPOWERED TO VOTE AT THEIR DISCRETION IN ACCORDANCE WITH THEIR BEST JUDGMENT.


(1) Election of Directors               / /FOR all nominees listed               / / WITHHOLD AUTHORITY
                                          (except as marked to the contrary)       to vote for all nominees
                                                                                 listed

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES,
              STRIKE A LINE THROUGH THE NOMINEE'S NAME.)

ALFRED M. COHEN, JACK C. MAIER, WILLIAM A. MAUCH, LOUIS J. ULLMAN.

(2) The proposal to ratify and approve the appointment of Grant Thornton LLP as independent auditors.

                               / / FOR          / / AGAINST          / / ABSTAIN

                          (Continued and to be signed and dated on reverse side)

(Continued from other side)


(3) The shareholder proposal to amend the Code of Regulations to eliminate the classified Board of Directors.

                               / / FOR          / / AGAINST          / / ABSTAIN

(4) The shareholder proposal to amend the Code of Regulations to require that a majority of the Directors and of each committee thereof be nonmanagement Directors.
                               / / FOR          / / AGAINST          / / ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES AND PROPOSAL NO. 2 AND AGAINST PROPOSALS NO. 3 AND 4.


                                              Dated:                      , 1996
                                                    ----------------------

                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                  Signature if held jointly.

                                              (Please date, sign as name appears
                                              at the left, and return promptly.
                                              If the shares of Common Stock are
                                              registered in the names of two or
                                              more persons, each should sign.
                                              When signing as corporate officer,
                                              partner, executor, administrator,
                                              trustee or guardian, please give
                                              full title. Please note any
                                              changes in your address alongside
                                              the address as it appears in the
                                              proxy.)